FOR IMMEDIATE RELEASE                        Exhibit 99.2

For More Information Contact:
Bruce Entin         408.433.4067
Diana Matley        408.433.4365

CC94-08

                   LSI LOGIC CORPORATION ANNOUNCES
               PRIVATE PLACEMENT OF 5 1/2% CONVERTIBLE
                          SUBORDINATED NOTES

MILPITAS, California, March 23, 1994--LSI Logic Corporation
(NYSE: LSI) announced today that it has completed a private placement of $143,750,000 principal amount of 5 1/2% Convertible Subordinated Notes due March 14, 2001 (the "Notes") to institutional investors. The Company stated that the proceeds of the offering would be used principally to fund capital expenditures and for general corporate purposes. The Notes are convertible into LSI Logic common stock at $24.50 per share, subject to certain adjustments, beginning 60 days following original issuance through maturity unless previously redeemed. No other terms were disclosed. Lehman Brothers, Prudential Securities and Montgomery Securities placed these Notes on behalf of the Company.

The securities offered were not registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be re-offered or re-sold absent registration under the Securities Act and applicable state securities laws or available exemptions from registration requirements. These securities have been previously sold and this announcement appears as a matter of record only.

LSI Logic, with revenues of $719 million in 1993, is a manufacturer of high-performance semiconductors that incorporate application-specific integrated circuit (ASIC) technology. The Company serves selected vertical markets, including networking/telecommunications, digital video (cable television, direct broadcast satellite, TV set-top terminals, video games), and computer system logic (file servers, workstations and personal computers).